DEMAND PROMISSORY NOTE

$40,000.00 Dated: August 13, 2010

FOR VALUE RECEIVED, **INFINITE GROUP, INC.,** a corporation with offices at 60 Office Park Way, Pittsford, New York 14534 (the "Borrower"), hereby promises to pay on demand to **Allan M. Robbins,** an individual with an address at 44 Hampstead Drive, Webster, NY 14580 (the "Lender"), the principal sum of Forty Thousand Dollars ($40,000.00), plus interest at the annual rate equal to twelve percent (12%). The principal and accrued interest is due on demand.

1. Borrower shall have the right, at its option and without prior notice to Lender, and without penalty, to prepay all or any part of the outstanding principal amount and accrued interest of this Note at any time.

2. Upon the occurrence of any of the following events of default, the entire indebtedness evidenced by this Note, including expenses of collection, shall immediately become due and payable without further notice, presentation or demand:

   (i) The failure to pay the principal amount of this Note together with accrued interest within twenty (20) business days following the Lender's written notice of default and demand;

   (ii) The bankruptcy of Borrower or the filing by Borrower of a voluntary petition under any provision of the bankruptcy laws; the institution of bankruptcy proceedings in any form against Borrower which shall be consented to or permitted to remain undismissed or unstayed for ninety (90) days; or the making by Borrower of an assignment for the benefit of creditors;

   (iii) The taking of any judgment against Borrower, which judgment is not paid in accordance with its terms, satisfied, discharged, stayed or bonded within ninety (90) days from the entry thereof; or

   (iv) The assignment of this Note by Borrower, provided, however, that Borrower may assign this Note to any person or entity that controls, is controlled by or is under common control with, Borrower.

3. No failure on the part of Lender to exercise, and no delay in exercising, any of the rights provided for herein, shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right preclude any other or future exercise thereof or the exercise of any other right.

4. Lender shall not, without the express prior written consent of Borrower, assign, sell, gift or otherwise transfer this Note to any third party, provided, however, that Lender may assign this Note to any person or entity that controls, is controlled by or is under common control with, Lender without the prior consent of Borrower.

5. Borrower agrees to pay all costs and expenses incurred by Lender in enforcing this Note, including without limitation all reasonable attorney's fees and expenses incurred by Lender.

6. This Note shall be governed by and construed in accordance with the laws of the State of New York.

7. Lender shall have the right in his sole discretion upon written notice to the Borrower at any time to convert all or part of the principal amount of this Note for common stock of the

Borrower at the conversion rate of $.11 per share, as adjusted to reflect stock splits, distributions, recapitalizations, etc. The conversion provisions of this Section 7 shall be governed by the following additional terms and conditions:

a) The conversion of the principal amount of this Note to common stock shall be limited such that the Borrower incurs no limitation of the use of its net operating loss carryforwards, which may be triggered by a change of control involving one or more 5% shareholders.

b) Borrower shall provide Lender with notification of its intent to pay all or a portion of principal prior to the maturity date. Within ten business days of notice, Lender may elect to convert all or a portion of such amount into shares of common stock at the conversion rate. However, in no instance shall Borrower convert an amount that would result in a change of control and a limitation of the use of Infinite Group, Inc.'s net operating loss carryforwards. In addition, Lender agrees that it will not offer to pay or pay an amount prior to the maturity date that if converted to shares of common stock at the conversion rate would result in a change of control and a limitation of the use of Infinite Group, Inc.'s net operating loss carryforwards.

c) The Borrower shall provide Lender with sufficient information, including the opinion of an accountant or attorney reasonably acceptable to Lender, prior to completing the conversion to document that a change of control will not occur as a result of Lender's request to convert all of part of the Notes and/or accrued interest.

d) If more than one holder of convertible promissory notes exists with conversion rights that may result in ownership of 5% or more of the common stock of Borrower, then Borrower shall provide timely notification to all other such promissory note holders of Lender's request for conversion of promissory notes and/or accrued interest to common stock. Such notice shall provide the other such note holders an opportunity to request a conversion within ten business days of notification. The Borrower shall include all such conversion requests in aggregate and document that a change of control has not occurred prior to completing each note holder's conversion. Lender agrees to adjust its request for conversion on a pari passu basis with each other note holder's request so that a change of control does not occur when all notes holder's conversion requests are considered in aggregate.

e) If the Borrower closes a transaction with another third party or parties that results in a change of control that triggers limitations of its net operating loss carryforwards, then the provisions of this Section 7 shall no longer be in effect.

IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered as of the date set forth above.

INFINITE GROUP, INC.

By: James Villa
James Villa, President